Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-117523

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED JULY 20, 2004)

3,128,688 shares

Valentis, Inc.

Common Stock

        This prospectus supplement amends the prospectus dated July 20, 2004 of Valentis, Inc. covering up to 3,128,688 shares of our common stock that may be offered for resale by the selling securityholders named in the prospectus and the persons to whom such selling securityholders may transfer their shares. No securities are being offered or sold by us pursuant to this prospectus. The shares of common stock may be sold from time to time by the selling securityholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling securityholders and any broker-dealers who may participate in sales of the shares may use this prospectus supplement.

        The selling stockholders acquired the common stock and the warrants to purchase common stock directly from us in a private placement that was exempt from the registration requirements of federal and state securities laws. We will not receive any of the proceeds from the sale of these shares by the selling stockholders, but we will receive proceeds from the exercise of warrants, if any.

        This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated July 20, 2004, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that information provided by the prospectus supplement supersedes the information contained in the prospectus.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is April 26, 2006.

SELLING SECURITYHOLDERS

        The table of selling securityholders and related footnotes on pages 13 -16 of the prospectus setting forth information on the ownership of shares of our common stock beneficially owned and offered under the prospectus are amended as set forth below:

        None of the selling securityholders listed below has held any position or office with, or has otherwise had a material relationship with us or any of our affiliates within the past three years, other than as a stockholder. The percentage ownership data is based on 17,049,505 shares of our common stock outstanding as of March 14, 2006.

SECURITY OWNERSHIP(1)

	Number of Shares Beneficially Owned	Number of Shares	Shares Beneficially Owned After Offering
Name	Before Offering	Being Offered	Number	Percentage
Xmark Opportunity Fund, L.P.(2)	1,252,806	19,894	1,252,806	7.312%
Xmark Opportunity Fund, Ltd.(2)	1,252,806	22,006	1,252,806	7.312%
Crestview Capital Master LLC(3)	683,300	41,900	641,400	3.705%

*                 Represents beneficial ownership of less than one percent.

(1)          The preceding table has been prepared based solely upon information furnished to us as of the date of this prospectus by the selling stockholders listed above.  The selling stockholders identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their shares since the date on which the information in the preceding table is presented.

(2)          Xmark Opportunity Partners, LLC (“Opportunity Partners”), the sole member of the investment manager of Xmark Opportunity Fund, L.P. (“Opportunity LP”) and Xmark Opportunity Fund, Ltd. (“Opportunity Ltd”), possesses sole power to vote and direct the disposition of all securities of the company held by Opportunity LP and Opportunity Ltd.  Mitchell D. Kaye and David C. Cavalier, the Chief Executive Officer and Chief Operating Officer, respectively, of Opportunity Partners, share voting and investment power with respect to all securities held by Opportunity LP and Opportunity Ltd.

Included in the columns labeled “Number of Shares Beneficially Owned Before Offering” and “Shares Beneficially Owned After Offering” are shares of common stock of the company owned by Xmark JV Investment Partners, LLC (“JV Partners”).  Opportunity Partners is the investment manager of JV Partners and possesses sole power to vote and direct the disposition of all securities of the company held by JV Partners.  Mitchell D. Kaye and David C. Cavalier, the Chief Executive Officer and Chief Operating Officer, respectively, of Opportunity Partners, share voting and investment power with respect to all securities held by JV Partners.

Also included in the columns labeled “Number of Shares Beneficially Owned Before Offering” and “Shares Beneficially Owned After Offering” are warrants to purchase common stock of the company as follows:  Opportunity LP (33,600) and Opportunity Ltd (50,400).  These warrants are subject to beneficial ownership limitations that render them unexercisable while the holder(s) thereof beneficially own(s) more than 9.999% of the total number of shares of common stock of the company then issued and outstanding, or to the extent exercise thereof would result in the beneficial ownership by the holder(s) thereof of more than 9.999% of the total number of shares of common stock of the company then issued and outstanding.

Not included in the column labeled “Number of Shares Beneficially Owned Before Offering” but included in the column labeled “Number of Shares Being Offered” are warrants to purchase common stock of the company acquired from Crestview Capital Master LLC as follows:  Opportunity LP (19,894) and Opportunity Ltd (22,006).  These warrants are subject to beneficial ownership limitations that render them unexercisable while the holder(s) thereof beneficially own(s) more than 4.999% of the total number of shares of common stock of the company then issued and outstanding, or to the extent exercise thereof would result in the beneficial ownership by the holder(s) thereof of more than 4.999% of the total number of shares of common stock of the company then issued and outstanding.

Not included in the columns labeled “Number of Shares Beneficially Owned Before Offering” and “Shares Beneficially Owned After Offering” are warrants to purchase common stock of the company as follows:  Opportunity LP (45,990), Opportunity Ltd (54,010) and JV Partners (200,000).  These warrants are subject to beneficial ownership limitations that render them unexercisable while the holder(s) thereof beneficially own(s) more than 4.999% of the total number of shares of common stock of the company then issued and outstanding, or to the extent exercise thereof would result in the beneficial ownership by the holder(s) thereof of more than 4.999% of the total number of shares of common stock of the company then issued and outstanding.

Xmark Asset Management, LLC (“XAM”), the investment manager of Xmark Fund, L.P. (“Xmark LP”) and Xmark Fund, Ltd. (“Xmark Ltd”), possesses sole power to vote and direct the disposition of all securities of the company held by Xmark LP and Xmark Ltd.  Mitchell D. Kaye, the Chief Executive Officer of XAM, exercises sole voting and investment power with respect to all securities held by Xmark LP and Xmark Ltd.  Xmark LP and Xmark Ltd hold common stock of the company and warrants to purchase common stock of the company.  The holdings of Xmark LP and Xmark Ltd in the company are set forth in detail on the Schedule 13G filed by XAM and Opportunity Partners pursuant to the Securities Exchange Act of 1934, as amended.  XAM expressly disclaims beneficial ownership of the securities of the company held by Opportunity LP, Opportunity Ltd and JV Partners, and Opportunity Partners expressly disclaims beneficial ownership of the securities of the company held by Xmark LP and Xmark Ltd.

(3)          Pursuant to a Warrant Purchase Agreement, dated February 21, 2006, by and between Crestview Capital Master LLC (“Crestview”), Xmark Opportunity Fund, L.P. (“Opportunity LP”) and Xmark Opportunity Fund, Ltd. (“Opportunity Ltd”), Crestview transferred to Opportunity LP and Opportunity Ltd warrants to purchase 41,900 shares of common stock of the company, thereby reducing the number of shares being offered pursuant to this prospectus by Crestview. The selling stockholder has identified Stewart Flink, Robert Hoyt and Daniel Walsh as natural persons with voting and investment control over the shares of common stock of the company beneficially owned by Crestview.  Messrs. Flink, Hoyt and Walsh disclaim beneficial ownership of the securities except to the extent of their pecuniary interests therein.  Crestview acquired the warrants in the ordinary course of its business for its own account for investment purposes only and not with a view to, or for, distributing the securities and, at the time of purchase, it did not have any agreements, plans or understandings, directly or indirectly, with any person or entity to distribute the securities.

Included in the column labeled “Number of Shares Beneficially Owned Before Offering” are (A) 260,000 shares issuable upon exercise of immediately exercisable warrants and (B) 41,900 shares issuable upon exercise of immediately exercisable warrants being sold to Opportunity LP and Opportunity Ltd.  Included in the column labeled “Shares Beneficially Owned After Offering” are 260,000 shares issuable upon exercise of immediately exercisable warrants.